EXHIBIT 99

News From:

For Immediate Release

Kaydon Corporation

Global Engineered Solutions

Contact:	Brian P. Campbell President and Chief Executive Officer (734) 747-7025 ext. 129	READ IT ON THE WEB http://www.kaydon.com

KAYDON CORPORATION REPORTS INCREASED
SECOND QUARTER 2004 RESULTS

Ann Arbor, Michigan – July 30, 2004

          Kaydon Corporation (NYSE:KDN) today announced its financial results for the second quarter ended July 3, 2004. Sales were up 10.8 percent, order entry increased 19.2 percent, and net income rose 19.6 percent from the second quarter 2003. Earnings per share were $.36 versus $.29 in the comparable period last year.

Second Quarter 2004 Highlights

•	Sales increased 10.8 percent and operating income increased 30.8 percent due to strengthened demand.

•	Net income increased 19.6 percent.

•	Earnings Per Share increased 24.1 percent to $.36, versus $.29 in the second quarter 2003.

•	Order entry increased 19.2 percent.

•	Gross margin improved 350 basis points to 38.9 percent, while operating margins at 20.3 percent were 310 basis points higher than last year.

•	Backlog increased to $107.6 million, reflecting continued strength in the manufacturing economy.

•	Cash and cash equivalents increased to $269.1 million at the end of second quarter.

•	EBITDA, a non-GAAP measure, increased 22.8 percent to $20.8 million.

•	EBITDA for the quarter was 24.7 percent of sales and covered interest expense by more than 8.7 times.

     Net income for the second quarter 2004 was $9.9 million or $.36 per common share on a diluted basis, based on 27.9 million common shares outstanding. For the second quarter 2003 Kaydon reported net income of $8.3 million or $.29 per common share on a diluted basis, based on 28.9 million common shares outstanding. Sales during the second quarter of 2004 were $84.4 million, an increase of 10.8 percent as compared to $76.1 million in 2003’s second quarter. Increased demand for many of the Company’s products, including specialty bearings, split roller bearings, specialty balls, linear deceleration products, filtration products, and metal alloys resulted in the increased sales. Operating income equaled $17.1 million in the second quarter of 2004, an increase of 30.8 percent as compared to $13.1 million in the second quarter of 2003. Both second quarter 2004 sales and operating income were modestly affected by favorable exchange rates, primarily related to the continuing strength of the Euro.

     Increased sales and favorable product mix resulted in gross profit of $32.8 million or 38.9 percent of sales during the second quarter of 2004 as compared to $26.9 million or 35.4 percent of sales during the second quarter of 2003.

     Selling, general, and administrative expenses equaled $15.7 million or 18.6 percent of sales during the second quarter of 2004 as compared to $13.8 million or 18.2 percent of sales during the second quarter of 2003. Second quarter 2004 selling, general, and administrative expenses included two items, a $1.9 million goodwill impairment loss at one of the Company’s subsidiaries, and the reversal of $1.7 million of the previously recorded legal fee accrual related to the Transaction Lawsuit. Second quarter 2004 selling, general, and administrative expenses also include outside consulting charges and other costs associated with Sarbanes-Oxley compliance as well as the Company-wide Six Sigma initiative that was launched last April. These items accounted for $0.3 million of the increase in selling, general and administrative expense compared to last year’s second quarter.

     Second quarter 2004’s net income included a full quarter’s effect of the Company’s May 2003 issuance of $200 million of 4% Contingent Convertible Senior Subordinated Notes due 2023, while last year’s second quarter included a little more than one month’s effect.

     Reflecting continued strength in the manufacturing economy, the Company experienced another quarter of strong order booking. Orders booked during the second quarter of 2004 equaled $86.4 million versus $72.5 million during the second quarter of 2003, resulting in a backlog of $107.6 million at the end of the second quarter 2004.

     Cash flow from operations during the second quarter 2004 equaled $7.1 million, compared to second quarter 2003 cash flow from operations of $10.4 million, as higher net income was more than offset by an interest payment on the Notes and higher tax payments. Also, during the second quarter 2004, the Company paid common stock dividends of $3.4 million and invested $2.8 million in net capital expenditures. Depreciation and amortization during the second quarter 2004 equaled $3.7 million, compared to $3.9 million during the second quarter of 2003.

     EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $20.8 million during the second quarter 2004 as compared to $16.9 million during the second quarter 2003, an increase of 22.8 percent. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.

     The Company’s cash and cash equivalents equaled $269.1 million at July 3, 2004.

The Transactions Lawsuit Will Not be Further Appealed

     Earlier this month, the lead attorney for the plaintiffs in the Transactions Lawsuit sent a written confirmation to the counsel of another defendant in the case stating that the plaintiffs “would not file a cert petition”, referring to a Petition for Certiorari in the United States Supreme Court. In effect, plaintiffs’ attorney was confirming that the plaintiffs would take no further steps to appeal the decision by the United States Court of Appeals for the Second Circuit affirming the dismissal of the case against all defendants, including Kaydon. The time for filing such a Petition actually expires on August 16, 2004, however, given the written confirmation from plaintiffs’ counsel, it appears that the case has finally concluded. As a result, in the second quarter financial statements the Company reduced its previously recorded Transaction Lawsuit legal fee accrual by $1.7 million, leaving $0.2 million accrued at July 3, 2004, as the Company’s current and best estimate of its remaining costs to complete this litigation.

     In commenting on the apparent conclusion of the Transaction Lawsuit, Brian P. Campbell, Kaydon’s President and Chief Executive Officer stated: “As we have said continuously since the inception of this litigation, Kaydon always believed that the lawsuit was without merit. This litigation has been extremely time-consuming, distracting and costly, involving not only hundreds of hours of management’s time and efforts, but also legal costs and other expenditures since inception of almost $20.0 million.”

Goodwill Impairment

     During the second quarter of 2004, the Company determined that the fair value of one of the its reporting units, as that term is defined by Statement of Financial Accounting Standards (“SFAS”) No. 142, had been reduced to an amount less than the reporting unit’s carrying amount. The reporting unit, one of Kaydon’s smallest, manufactures and markets specialty metal forming equipment for the commercial and residential air conditioning industry. A change in competitive dynamics in key markets has resulted in a reduction of this reporting unit’s estimated future cash flows. Therefore, during the second quarter, the Company incurred a $1.9 million pre-tax, non-cash goodwill impairment loss or $1.2 million after tax.

Segment Discussion

     During the second quarter of 2004, sales of the Friction and Motion Control Products segment increased $6.8 million or 19.1 percent, to $42.7 million, when compared with second quarter 2003. Operating income increased $4.1 million or 57.7 percent, to $11.1 million. This segment was positively affected by increased demand for specialty bearings utilized in specialty electronics, machinery, and heavy equipment markets.

     Aided by increased product demand from a variety of industrial markets, as well as the impact of favorable foreign exchange rates, second quarter 2004 sales of the Velocity Control Products segment increased $1.7 million or 15.5 percent, to $12.5 million, when compared with second quarter 2003, while operating income increased $1.0 million or 43.7 percent, to $3.4 million. Reflecting a slight reduction in shipments to defense markets, second quarter 2004 sales of the Sealing Products segment decreased $0.4 million or 3.8 percent, to $9.7 million, when compared with second quarter 2003, but because of improved operating efficiencies operating income increased $0.2 million or 12.4 percent, to $1.5 million.

     During the second quarter of 2004, sales of the Power and Data Transmission Products segment decreased $1.0 million or 11.9 percent, to $7.6 million, when compared with second quarter 2003. This segment was affected by lower demand from certain aerospace and defense markets, which was only partially offset by increased demand for specialty slip-rings from certain security equipment markets. This segment recorded an operating loss of $0.1 million during the second quarter of 2004 as compared to operating income of $0.7 million during the second quarter of 2003. The operating loss generated by this segment during the second quarter, while disappointing, did represent an improvement over the $0.4 million operating loss experienced during the first quarter of 2004. As previously reported, one business unit within this segment has been undergoing significant changes in its customers and product offerings. Corrective actions continue to be implemented at this business focusing on increased efficiencies, overhead reductions, and a management reorganization.

     Sales of the Company’s remaining businesses equaled $12.0 million during the second quarter of 2004, an increase from second quarter 2003 of $1.1 million or 10.3 percent due to higher sales of metal alloys primarily to the plumbing industry, which was only partially offset by lower sales of metal forming equipment. Including the aforementioned goodwill impairment loss of $1.9 million, these businesses experienced an operating loss of $0.8 million in the second quarter of 2004 compared to operating income of $1.1 million during the second quarter 2003.

     Information regarding the Company’s reportable segments for the second quarters of 2004 and 2003 can be found on the Kaydon Corporation website at: http://www.kaydon.com at the “Reportable Segment Information” icon.

     Sales during the first half of 2004 increased 14.1 percent, to $167.7 million, compared with the first half of 2003, while operating income increased 37.2 percent during the same period, reflecting the Company’s strong operating leverage. Affected by the additional interest expense associated with the issuance of $200 million of 4% Contingent Convertible Senior Subordinated Notes due 2023 in May of 2003, first half net income and earnings per common share on a diluted basis were up 22.3 percent and 28.8 percent, respectively, compared with the first half of 2003.

     Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “We continue to be pleased with our operating performance as economic conditions during the first half of 2004 improved measurably from a year ago, and we anticipate a continuation of favorable business conditions for the balance of the year. Our strong order intake during the first half of the year, and the resultant current backlog, is further evidence that we are feeling the positive momentum from the continued strengthening of the manufacturing economy. Although, as a short cycle business, we have limited visibility on future business conditions, we believe Kaydon is well-positioned for continued earnings growth going forward, based on our strong proprietary product and market positions, our operational excellence initiatives, and our strong cash flow. “

     In addition, Mr. Campbell stated, “Our financial condition continued to improve during the second quarter and combined with other available financial resources provides us another important resource to drive both strategic organic and external growth.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # #

     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a second quarter 2004 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-406-5356 and providing the following passcode number: 614987. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

     https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwsnndnvsdddm or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “2Q 2004 Earnings Conference Call” icon.

     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, August 6, 2004 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 773739.

     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com

# # #

     Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	July 3,	December 31,
	2004	2003
	(unaudited)
Assets:
Cash and cash equivalents	$269,111,000	$255,756,000
Accounts receivable, net	46,183,000	45,423,000
Inventories, net	48,733,000	44,840,000
Other current assets	13,468,000	14,231,000

Total current assets	377,495,000	360,250,000
Plant and equipment, net	83,698,000	84,707,000
Goodwill, net	110,523,000	112,183,000
Other intangible assets, net	8,483,000	8,903,000
Other assets	22,459,000	24,331,000

Total assets	$602,658,000	$590,374,000

Liabilities and Shareholders’ Equity:
Accounts payable	$12,636,000	$13,488,000
Accrued expenses	27,877,000	28,834,000

Total current liabilities	40,513,000	42,322,000
Long-term debt	200,098,000	200,128,000
Long-term liabilities	68,729,000	67,405,000

Total long-term liabilities	268,827,000	267,533,000
Shareholders’ equity	293,318,000	280,519,000

Total liabilities and shareholders’ equity	$602,658,000	$590,374,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited)

	Second Quarter Ended		First Half Ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
Net sales	$84,386,000	$76,143,000	$167,709,000	$146,958,000
Cost of sales	51,548,000	49,215,000	103,097,000	96,018,000

Gross profit	32,838,000	26,928,000	64,612,000	50,940,000
Selling, general, and administrative expenses	15,729,000	13,844,000	31,940,000	27,132,000

Operating income	17,109,000	13,084,000	32,672,000	23,808,000
Interest expense	(2,374,000)	(886,000)	(4,793,000)	(1,216,000)
Interest income	802,000	595,000	1,568,000	1,115,000

Income from operations before income taxes	15,537,000	12,793,000	29,447,000	23,707,000
Provision for income taxes	5,593,000	4,477,000	10,601,000	8,297,000

Net income	$9,944,000	$8,316,000	$18,846,000	$15,410,000

Weighted average common shares outstanding
Basic	27,881,000	28,845,000	27,891,000	29,387,000
Diluted	27,937,000	28,860,000	27,941,000	29,399,000
Earnings per share
Basic	$0.36	$0.29	$0.68	$0.52
Diluted	$0.36	$0.29	$0.67	$0.52
Dividends per share	$0.12	$0.12	$0.24	$0.24

Kaydon Corporation
Reconciliation of Non-GAAP Measures

	Quarter Ended
	July 3, 2004	June 28, 2003
Net income (GAAP)	$9,944,000	$8,316,000
Net interest (income) expense	1,572,000	291,000
Income tax expense	5,593,000	4,477,000
Depreciation and amortization	3,704,000	3,862,000

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$20,813,000	$16,946,000

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.